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                                   AMENDMENT NO. 1
                                        TO THE
                           AMENDED AND RESTATED BY-LAWS OF
                              NCI BUILDING SYSTEMS, INC.

                                    March 17, 1999


     The Amended and Restated By-Laws, dated as of February 5, 1992 (the "By-Laws"), of NCI Building Systems, Inc., a Delaware corporation (the "Company") are hereby amended as follows:

     1. The first sentence of Article V, Section 1 is hereby amended to read in its entirety as follows:

          "The elected officers of the corporation shall be a chief executive officer, a chief operating officer, a president, one or more vice presidents, with or without such descriptive titles as the board of directors shall deem appropriate, a secretary and a treasurer and, if the board of directors so elects a chairman of the board (who shall be a director) and a controller."

and the following sentence is added at the end of Article V, Section 1:

     "Unless otherwise provided in a resolution of the board of directors or a written directive of the chief executive officer, each of the officers of the corporation shall have general authority to agree upon and execute all bonds, evidences of indebtedness, deeds, leases, contracts, and other obligations in the name of the corporation and affix the corporate seal thereto."

     2. Article V, Section 5 of the By-Laws is hereby amended by replacing the word "president" therein with the words "chief executive officer and chief operating officer".

     3. Article V, Section 6 of the By-Laws is hereby amended to read in its entirety as follows:

          "Section 6. DUTIES OF THE CHIEF EXECUTIVE OFFICER. The chief executive officer shall have responsibility for and general supervision of the affairs of the corporation and shall have general and active executive charge, management, and control of all the business, operations, and properties of the corporation with all such powers as may be reasonably incident to such responsibilities, subject to the provisions of these by-laws and the control of the board of directors. Unless a chairman of the board shall have been elected, the chief executive officer shall preside, when present, at all meetings of stockholders and at all meetings of the board of directors. The chief executive officer shall be the ranking officer of the

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     corporation, to whom all other officers shall be subordinate, and he shall be responsible for and see that all orders and resolutions of the stockholders and the board of directors are carried into effect. The chief executive officer shall have the power and authority to sign stock certificates; to cause the employment or appointment of such employees and agents of the corporation as the proper conduct of operations may require; to terminate, remove or suspend any employee or agent who shall have been employed or appointed under his authority or under authority of an officer subordinate to him; to suspend for cause any officer subordinate to the chief executive officer, pending final action by the board of directors or such other authority as shall have elected or appointed such officer; to delegate any of the foregoing powers and authority to any other officer or agent of the corporation; and, in general, to exercise all the powers and authority usually appertaining to the chief executive officer of a corporation (except as otherwise provided in these by-laws or in resolutions or written directives of the board of directors), as may be designated in accordance with these by-laws, and as from time to time may be assigned to him by the board of directors. In the absence of the chief executive officer, his duties shall be performed and his powers may be exercised by the chief operating officer, if different from the chief executive officer and president, by the president in the absence of the chief operating officer, or otherwise by such other officer as the chief executive officer shall designate in writing or (failing such designation) by the executive committee (if any has been appointed) or such officer as it may designate in writing, subject, in either case, to review and superseding action by the board of directors."

     4. Article V of the By-Laws is hereby amended by adding new Section 6A and new Section 6B, which shall read in their entirety as follows:

          "Section 6A.   DUTIES OF THE CHIEF OPERATING OFFICER.  The chief
     operating officer shall have general, active supervision of and responsibility for the business operations of the corporation, subject
     to the review and approval of the chief executive officer.   The chief
     operating officer shall have the same authority and powers with respect to the conduct of the business operations of the corporation as has the chief executive officer with respect to its affairs generally. As such, he shall have all such powers and authority as may be reasonably incident to such responsibilities and as usually appertain to the chief operating officer of a corporation (except as otherwise provided in these by-laws or in resolutions or written directives of the board of directors or chief executive officer), as well as other powers and authority as may be designated in accordance with these by-laws and as from time to time may be assigned to him by the board of directors or the chief executive officer. He shall preside, in the absence of any other person designated by these by-laws, at all meetings of the board of directors and shareholders. He shall have the power and authority to sign stock certificates. The chief operating officer shall report

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     to the chief executive officer and otherwise shall be the ranking officer of the corporation to whom all other officers shall be subordinate."

          "Section 6B.   DUTIES OF THE PRESIDENT.  The president shall be
     the chief executive officer and/or the chief operating officer of the corporation, unless a chief executive officer or a chief operating officer is otherwise elected. The president shall have all powers and authority as usually appertain to the president of a corporation (except as otherwise provided in these by-laws or in resolutions or written directives of the board of directors or chief executive officer), as well as other powers and authority as may be designated in accordance with these by-laws and as from time to time may be assigned to him by the board of directors or the chief executive
     officer.    He shall have the power and authority to sign stock
     certificates."

     5. Article V, Section 8 of the By-Laws is hereby amended by replacing the word "president" therein with the words "chief executive officer or chief operating officer".

     6. Article V, Section 9 of the By-Laws is hereby amended by replacing the word "president" therein with the words "chief executive officer".

     7. The first sentence of Article VII, Section 1 of the By-Laws is hereby amended by adding the phrase "the chief executive officer, the chief operating officer," immediately before the words "the president".

     8. Any reference to the "by-laws" in the By-Laws shall be deemed to be a reference to the By-Laws, as amended by this Amendment No. 1.

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